Exhibit 99.1

Appliance Recycling Centers of America, Inc. 7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
Edward R. (Jack) Cameron (952) 930-9000
Richard G. Cinquina, Equity Market Partners
(612) 338-0810

ARCA Announces Plans to Open ApplianceSmart
Factory Outlet in Saint Paul in December

October 6, 2004—Minneapolis, MN—Appliance Recycling Centers of America, Inc. (OTC BB: ARCI) today announced that it will open a 58,800-square-foot ApplianceSmart factory outlet superstore in Saint Paul, Minnesota, in December.

Located off Highway 280 and Como Avenue in Saint Paul, the new factory outlet will be ARCA’s fifth retail location in the Twin Cities and twelfth nationally.

Like all ApplianceSmart factory outlet superstores, the new Saint Paul location will carry a wide range of special-buy major household appliance brands, including Maytag, GE, Frigidaire, Whirlpool, KitchenAid, Jenn-Air, Amana, Magic Chef and Roper.  Special-buy appliances, which ApplianceSmart sells at a significant discount to retail, include new in-the-box closeouts, factory overruns, discontinued models and thousands of discounted out-of-box items.

Edward R. (Jack) Cameron, president and chief executive officer, commented:  “Opening an ApplianceSmart factory outlet to serve western Saint Paul and eastern Minneapolis has been a goal of ours for quite some time.  The facility we selected for our new location lies virtually on the border between the two cities and is ideally suited to provide both the retail and warehouse space needed to support our operations in this part of the metro area.  ApplianceSmart’s special-buy concept has been well received by consumers throughout the Twin Cities, and we’re pleased to expand our presence in this market to give our customers greater convenience and selection.”

The company previously announced that it is opening its tenth and eleventh national factory outlets in San Antonio, Texas, and Smyrna, Georgia, in October.  As of September 2004, ApplianceSmart was operating nine outlets: four in the Minneapolis/St. Paul market; three in the Columbus, Ohio, market; one in the Atlanta market and one in Los Angeles.

About ARCA

Through its ApplianceSmart operation, ARCA is one of the nation’s leading retailers of special-buy household appliances.  These special-buy appliances, which typically are not integrated into the manufacturer’s normal distribution channel, are sold by ApplianceSmart at a discount to full retail.  ApplianceSmart offers a 100% money-back guarantee as well as warranties on parts and labor.  ARCA is also one of the nation’s largest recyclers of major household appliances for the energy conservation programs of electric utilities.

#  #  #

Statements about ARCA’s outlook are forward-looking and involve risks and uncertainties, including but not limited to: the speed at which individual ApplianceSmart outlets reach profitability, the growth of appliance retail sales, the strength of energy conservation recycling programs, and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

Visit our web sites at www.arcainc.com and www.appliancesmart.com.